Exhibit 99.1

NOTICE OF BLACKOUT PERIOD

TO DIRECTORS AND EXECUTIVE OFFICERS OF

CONSOLIDATED GRAPHICS, INC.

November 29, 2010

On January 5, 2011, all of the investment options of the Consolidated Graphics, Incorporated Employee 401(k) Savings Plan (the “Plan”) will change. To implement the change, a blackout period is required that will affect all of the plan’s investment options, including Consolidated Graphics Common Stock. During the blackout period, participants in the Plan will be unable to direct or diversify their investments, including transactions in Consolidated Graphics Common Stock, change contribution rates, or obtain a loan or distribution from the Plan. As a director or executive officer of Consolidated Graphics, Inc. (the “Company”), you will be subject not only to the restrictions that apply to all participants in the Plan, but also the additional restrictions described below. You are reminded that any other trading restrictions related to Company securities that may otherwise apply to you as a director or executive officer of the Company of which you have been notified by the Company remain in effect.

This notice is being provided to you pursuant to the requirements of Section 306 of the Sarbanes-Oxley Act of 2002 and Rule 104 of Regulation BTR of the Securities Exchange Act of 1934.

The blackout period will begin January 4, 2011 at 4:00 pm EDT and end during the week of January 10, 2011 (the “Blackout Period”). During the Blackout Period, as a director or executive officer of the Company, you may not directly or indirectly purchase, sell or otherwise transfer, any Consolidated Graphics Common Stock (or other equity or derivative security of the Company) acquired in connection with your service or employment as a director or executive officer of the Company.

Any profit you realize from any non-exempt transaction involving Consolidated Graphics Common Stock during the Blackout Period is recoverable by the Company, and civil and criminal penalties apply if you violate the Blackout Period restrictions.

If you have any questions regarding this notice or would like confirmation of the actual ending date of the Blackout Period, please contact Jon C. Biro, Chief Financial and Accounting Officer and Secretary, at the Company, 5858 Westheimer, Suite 200, Houston, Texas, 77057, or by telephone at (713) 787-0977.

Consolidated Graphics, Inc.

By:	/s/ Jon C. Biro

Jon C. Biro

Chief Financial and Accounting Officer and Secretary